Exhibit 10.1

THE HOWARD HUGHES MANAGEMENT CO., LLC

SEPARATION BENEFITS PLAN - 2017

(Amended and Restated Effective as of August 11, 2017)

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4.3	Administrator Liability	12
4.4	Claim Procedure	12
4.5	Limitation on Filing Complaint in Court	14
5.1	Plan Amendment and Termination	15
5.2	Funding	15
5.3	Benefit Plan Application	15
5.4	Provision Against Anticipation	15
5.5	Employment Status	15
5.6	Facility of Payment	15
5.7	Construction	16
5.8	Legal Actions	16
5.9	Compliance With Code Section 409A	16

Appendix A — List of Entities Defined as the Company

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Introduction

Howard Hughes Management Co., LLC (HHMC) hereby amends and restates The Howard Hughes Management Co., LLC Separation Benefits Plan (Plan) to provide for lump sum payments as separation benefits for its employees and the employees of certain of its Affiliates or Subsidiaries as provided in this document.  The Plan is amended and restated to clarify its terms in a manner consistent with its long standing administrative interpretation. The Plan is effective as of August 11, 2017.  The Plan replaces, as of August 11, 2017, any and all severance plans, policies or arrangements sponsored or maintained by HHMC or an Affiliate or Subsidiary for the benefit of its employees with respect to applying to any Separation Event or Woodlands Separation Event occurring on or after August 11, 2017.

It is intended that this Plan constitute a welfare benefit severance pay plan under the Employee Retirement Income Security Act (ERISA) and that any and all amounts payable under this Plan satisfy the requirements for exemption from Code section 409A as short-term deferrals (as described in Treas. Reg. § 1.409A-1(b)(4)) or separation payments due to an involuntary separation from service (as described in Treas. Reg. § 1.409A-1(b)(9)(iii)).  The Plan will be construed, interpreted and administered in a manner consistent with such intentions.

Article 1
Definitions

1.1                               Administrator

Director of Human Resources of HHMC.

1.2                               Affiliate or Subsidiary

Affiliate or Subsidiary means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(C)), a group of trades or businesses (whether or not incorporated) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code Section 414(m) or 414(o)) of which HHMC is a part; notwithstanding the above, The Woodlands Operating Company, L.P. shall not be treated as an Affiliate or Subsidiary.

1.3                               Code

Code means the Internal Revenue Code of 1986, as amended.

1.4                               Company

Company means HHMC and any Affiliate or Subsidiary, other than The Woodlands Operating Company, L.P., whose employees are eligible to benefit under the Plan.  The entities that comprise the “Company” are set forth in Appendix A, which the Administrator may modify from time to time in its sole discretion.

1.5                               Employee

Employee means a person who is employed by the Company, including a person on an approved leave of absence and a person shall be determined to be an employee for purposes of eligibility to participate in this Plan in the sole discretion of the Administrator.  The term Employee shall not include persons described in the following list, but this is a list of examples and shall not be considered as limiting or a definitive list:

(a)                                 Any person whom the Administrator determines, in the Administrator’s sole discretion, is compensated by special fees or employed pursuant to a special contract or arrangement including, but not limited to, a person who is compensated in whole or in part on a commission basis, a person who is compensated in whole or in part with advance draws towards potential future commissions, a person who is employed pursuant to an employment agreement that expressly provides that the applicable employee is not entitled to any severance under this Plan, and/or a person who is employed for a temporary basis;

(b)                                 Any person engaged in a capacity which the Administrator determines to be contract labor or an independent contractor; or

(c)                                  Any person whom the Administrator determines is a temporary employee.

1.6                               Field Employee

A Field Employee (as that term is used by the HHMC Human Resources Department), whose primary job responsibility is to support the operations of a shopping center property.

1.7                               HHMC

HHMC means Howard Hughes Management Co., LLC.

1.8                               Part-Time

An Employee or Woodlands Hospitality Employee whose position is designated to be part-time works or is scheduled to work for less than 30 hours per work week on the average over the last 12 months.

1.9                               Participant

Participant includes an Employee who is eligible under Section 2.1 hereof and a Woodlands Hospitality Employee who is eligible under the respective provisions of Section 2.1 hereof applicable to Woodlands Hospitality Employees.

1.10                        Plan

Plan means The Howard Hughes Management Co., LLC Separation Benefits Plan.

1.11                        Separation Benefit

Separation Benefit is defined in Article 3 and is available to Employees who are not Woodlands Hospitality Employees.

1.12                        Separation Event

Separation Event is defined in Section 2.3.

1.13                        Specified Employee

An Employee who is a “specified employee” within the meaning of Code section 409A.  Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period.

1.14                        Week of Pay

Week of Pay is defined in Section 3.2.

1.15                        Woodlands Hospitality Employee

A Woodlands Hospitality Employee shall mean an individual who meets the definition of an Employee in Section 1.5, except that they are employed by and receive their paycheck from The Woodlands Operating Company, L.P. instead of from the Company.

1.16                        Woodlands Hospitality

Woodlands shall mean The Woodlands Operating Company, L.P.

1.17                        Woodlands Hospitality Separation Benefit

The Woodlands Hospitality Separation Benefit shall mean the benefit described in Appendix B.

1.18                        Woodlands Hospitality Separation Event

The Woodlands Hospitality Separation Event shall mean an event which would qualify as a Separation Event under Section 2.3 substituting Woodlands Hospitality Employee for Employee and substituting Woodlands for the Company.

1.19                        Year of Service

An Employee will be credited with a Year of Service for each continuous year of full-time service to the Company as of the date of the Separation Event and, where required by the applicable acquisition or merger agreement, each year of service with an entity or at a property acquired by or merged with or into the Company.  Only completed continuous 12 month periods of full-time service shall be recognized as Years of Service and no credit shall be given for any portion of a 12 month period worked or part-time service.

A Woodlands Hospitality Employee will be credited with a Year of Service for each continuous year of full-time service to the Woodlands as of the Separation Event and, where required by the applicable acquisition or merger agreement, each year of service with an entity or at a property acquired by or merged with or into the Woodlands.

An Employee or a Woodlands Hospitality Employee who works part-time shall not be credited with any partial Year of Service.

Article 2
Eligibility and Separation Event

2.1                               Eligibility

In order to be eligible for a Separation Benefit, an Employee must be determined by the Administrator, in its sole discretion, to qualify as an Employee as of the date of the Separation Event.

In order to be eligible for a Woodlands Hospitality Separation Benefit, a Woodlands Hospitality Employee must be determined by the Administrator, in its sole discretion, to qualify as a Woodlands Hospitality Employee as of the date of the Woodlands Hospitality Separation Event.

2.2                               Separation Event

(a)                                 Except as provided in paragraph (b), below, an Employee incurs a Separation Event upon his or her involuntary termination of employment from the Company as a result of one of the following events, as determined by the Administrator in his or her sole discretion:

(i)                                     The Company terminates the Employee’s employment for any reason;

(ii)                                  A reduction-in-force or the elimination of the Employee’s position;

(iii)                               An evolution or restructuring of the Employee’s duties such that the Employee no longer possesses the necessary qualifications, abilities, and/or experience to successfully perform the new job duties;

(iv)                              The sale, merger or reorganization of the Company at which the Employee is employed, if the Employee does not retain a position comparable to his or her position at the Company or is not offered comparable permanent employment with the successor employer or reorganized entity; provided, however, that the Employee’s acceptance of a non-comparable position with the successor employer or reorganized entity shall not constitute a Separation Event;

(v)                                 A contract services conversion where the Employee does not receive an offer of comparable permanent employment with the contract services provider; or

(vi)                              For Employees who are Field Employees, the conveyance of the shopping center property at which such Employee is employed to the mortgage holder (or its assignee), whether or not the Employee is offered or obtains employment with the new property owner or manager.

(b)                                 A Separation Event does not include the Employee’s termination of employment as a result of the following, as determined by the Administrator:

(i)                                     For performance reasons, violation(s) of Company policy, and/or any other for “cause” termination;

(ii)                                  The Employee’s voluntary termination of employment, including, but not limited to, resignation, retirement, quitting or job abandonment;

(iii)                               The Employee’s death or disability;

(iv)                              The Employee’s refusal to accept the Company’s offer of employment at a comparable position;

(v)                                 A temporary layoff;

(vi)                              The Employee’s acceptance of a non-comparable position of employment with the contract services provider;

(vii)                           The Employee’s termination occurs because of an act of God, natural disaster, or national emergency;

(viii)                        The Employee’s weekly hours are reduced; or

(ix)                              The Employee transfers from working as an Employee to an independent contractor or consultant status.

Article 3
Separation Benefit

3.1                               Separation Benefit

(a)                                 The Separation Benefit for an Employee who is not a Woodlands Hospitality Employee shall be determined as follows:

(i)                                     An Employee who is at a Vice President level or higher (or equivalent) as of the date of the Separation Event will receive: (A) twelve (12) Weeks of Pay, plus (B) four (4) Weeks of Pay for each Year of Service;

(ii)                                  An Employee who is at a Director level (or equivalent) as of the date of the Separation Event will receive:  (A) eight (8) Weeks of Pay, plus (B) two (2) Weeks of Pay for each Year of Service;

(iii)                               An Employee who serves in an exempt management level role as of the date of the Separation Event will receive:  (A) four (4) Weeks of Pay, plus (B) one (1) Week of Pay for each Year of Service;

(iv)                              All other full-time exempt Employees who are not described in 3.1(a)(i), (ii) or (iii) and full-time non-exempt Employees will receive:  (A) two (2) Weeks of Pay, plus (B) one (1) Week of Pay for each Year of Service; and

(v)                                 A Part-Time Employee will receive two (2) Weeks of Pay.

(b)                                 Notwithstanding the foregoing, in no event shall the Separation Benefit of an Employee who is not a Woodlands Hospitality Employee exceed fifty-two (52) Weeks of Pay. Any Separation Benefit calculated above shall be limited by and subject to a maximum benefit amount of 52 Weeks of Pay per Separation Event. However, in no event will the calculation of such an Employee’s 52 Weeks of Pay for this purpose exceed the Code section 401(a)(17) annual limit on compensation, as indexed, in effect for the calendar year in which the Separation Event occurs.

(c)                                  The Separation Benefit of an Employee who is not a Woodlands Hospitality Employee will be reduced by the total of all payments paid or payable to such Employee pursuant to any other contract or arrangement providing for separation pay.

(d)                                 Notwithstanding anything to the contrary in the Plan, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the Plan or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Code section 280G (or any successor provision thereto) and would be subject to the excise tax imposed under Code section 4999 (or any successor provision thereto) (the “Excise Tax”), then the Separation Benefit shall be reduced (but not below zero), in the sole discretion of the Administrator, to the minimum extent necessary to ensure that no portion of the Separation Benefit is subject to the Excise Tax.  Such reduction may, in the sole discretion of the Administrator, require that no Separation Benefit be paid to an Employee.    A Woodlands Hospitality Employee’s Separation Benefit is determined by substituting Appendix B for Section 3.1(a) above.

3.2                               Week of Pay

Week of Pay is determined as of the Separation Event.  For a full-time Employee who is exempt from the overtime requirements under the Fair Labor Standards Act (“FLSA”), Week of Pay means the Employee’s annual base salary paid during such period, excluding, without limitation, any and all overtime, bonuses, commissions, equity grants (including both the grant and the exercise of the grant), housing and automobile allowances and/or any other allowances or expense reimbursements, during the 12 months immediately preceding the Separation Event, divided by 52. For a full-time Employee who is not exempt from the overtime pay requirements under the FLSA, the Employee’s hourly base rate of pay at the Employee’s Separation Event multiplied by the Employee’s normally scheduled number of working hours in a work week or forty (40) hours, whichever is less.  For a Part-Time Employee who is not exempt from the overtime pay requirements under the FLSA, Week of Pay means the Employee’s hourly base rate of pay at the Employee’s Separation Event multiplied by the Employee’s normally scheduled number of working hours in a work week or 40 hours, whichever is less.

3.3                               Payment of Separation Benefit

(a)                                 Lump Sum Benefit

An Employee will receive his or her Separation Benefit as a lump sum net of applicable income tax withholding as of the later of (i) thirty (30) days following the Employee’s Separation Event provided the Employee executed and did not revoke a general release in favor of the Company as of such 30th day, or (ii) within a reasonable period of time following the expiration of any revocation period applicable to the general release executed by Employee in favor of the Company, provided such release was not revoked prior to such last day.  No Separation Benefit is payable under this Plan to an Employee who either, (iii) does not provide the Company with an executed general release, in a form acceptable to the Administrator, within thirty (30) days of the Employee’s Separation Event, or (iv) revokes such executed general release prior to the expiration of the applicable revocation period.

(b)                                 Special Rule for Specified Employees

It is intended all amounts payable under this Plan shall satisfy the requirements for exemption under Code section 409A, and all terms and provisions shall be interpreted to satisfy such requirements.  Specifically, it is intended that an amount payable under this Plan qualify as a short-term deferral (as described in

Treas. Reg. § 1.409A-1(b)(4)) and, to the extent not a short-term deferral, as a separation payment due to an involuntary separation from service (as described in Treas. Reg. § 1.409A-1(b)(9)(iii)).  However, in the unlikely event that a portion of a Separation Benefit payable to a Specified Employee is not exempt from the requirements of Code section 409A (a “Non-Exempt Amount”), such Non-Exempt Amount will be paid to the Specified Employee as soon as practicable on or after the later of (i) the first day of the seventh month following the Specified Employee’s Separation Event, or (ii) the time specified in paragraph (a), above.

(c)                                  Limit on Payment

No Employee shall be paid a Separation Benefit more than once during any three year period and it shall be calculated solely based upon your most recent consecutive period of employment immediately prior to your most recent Separation Event and without regard to any period of employment prior to your most recent hire date.

(d)                                 Recovery of Payment

If a Separation Benefit is paid to an Employee and the Administrator determines that all or part of such payment was not owed under the terms of the Plan, the Company reserves the right to recover such payment, including deducting such amounts from any sums due the Employee.

(e)                                  Recovery of Debt

If an Employee owes the Company an acknowledged debt, including but not limited to, loans, relocation costs, and travel advances, such debt may be deducted from the Separation Benefit, subject to applicable state laws. In the event the Separation Benefit is subject to the requirements of Code Section 409A, this deduction shall not exceed $5,000.

If a Woodlands Hospitality Employee owes the Woodlands an acknowledged debt, including but not limited to, loans, relocation costs, and travel advances, such debt may be deducted from the Woodlands Hospitality Separation Benefit, subject to applicable state laws. In the event the Woodlands Hospitality  Separation Benefit is subject to the requirements of Code Section 409A, this deduction shall not exceed $5,000.

3.4                               Death Benefit

No death benefit is payable under the Plan.

3.5                               No Alteration of Employee’s Right

Nothing in this Plan shall alter the employment rights of any Employee or Woodlands Hospitality Employee. All Employees and all Woodlands Hospitality Employees are employees-at-will.

Article 4
Administration

4.1                               Administration

(a)                                 The Administrator will serve as the Plan administrator and named fiduciary pursuant to ERISA for all matters related to administration of the Plan.  The Administrator will have complete control of the administration of the Plan, subject to its provisions, with all powers necessary to enable it to carry out its duties properly in that respect. The Administrator is granted the full discretion to administer, construe and apply the Plan.  The Administrator’s powers include full discretionary authority to interpret the Plan, including the power to construe ambiguities, remedy inconsistencies and fix scrivener’s errors.  The Administrator has full discretionary authority to determine all questions that may arise including all questions relating to the eligibility of Employees or Woodlands Hospitality Employees to participate in the Plan and the amount of benefits to which any Employee or Woodlands Hospitality Employees may become entitled, and benefits under this Plan will be payable to an Employee or Woodlands Hospitality Employees only if the Administrator determines in its discretion that the Employee or Woodlands Hospitality Employees is entitled to them.  The Administrator’s decisions upon all such matters will be final and binding. All references to Employees in Articles 4 and 5 shall be treated as and deemed to include both Employees and Woodlands Hospitality Employees.

(b)                                 The Administrator may delegate any of its duties or obligations as it deems necessary and appropriate.

(c)                                  The Administrator will establish rules and procedures to be followed by Employees in filing applications for benefits and in any other matters required to administer the Plan.

(d)                                 The Administrator will receive all applications for benefits and will determine all facts necessary to establish the right of the applicant to benefits under the provisions of the Plan and the amount thereof.

(e)                                  The Administrator may appoint such accountants, counsel, consultants, actuaries and other persons (who may be Employees of the Company) whom the Administrator deems necessary or desirable in connection with the administration of the Plan.

(f)                                   The Administrator will be entitled to rely upon all tables, valuations, certificates and reports furnished by the accountant, consultant or actuary appointed by the Administrator and upon all opinions given by any counsel selected or approved by it.

4.2                               Administrator’s Authority

The Company hereby grants the Administrator the sole and absolute discretion to interpret, construe and administer the Plan, including but not limited to such determinations with respect to the following:

(a)                                 The discretion to determine all questions relating to whether a person is working in a relationship to the Company or the Woodlands which meets the definition of an Employee and the eligibility of such individual as an Employee or Woodlands Hospitality Employee to participate or remain a Participant hereunder and to receive benefits under the Plan;

(b)                                 The discretion to determine which level or classification of benefits an Employee or Woodlands Hospitality Employee might be eligible to participate in under the Plan;

(c)                                  To compute and certify for payment the amount and level or amount of benefits a Participant is eligible to receive;

(d)                                 To maintain all necessary records for the administration of the Plan;

(e)                                  To respond to all Participant inquiries related to Plan benefits, terms, policies or procedures;

(f)                                   To respond to all Participant requests for documents requested under ERISA § 104 or 503;

(g)                                  To interpret the provisions of the Plan and all related documents (including summary plan descriptions) and to make and publish such rules for regulation of the Plan as are consistent with the terms thereof;

(h)                                 To verify the accuracy of the records received for calculation of the benefits under the Plan;

(i)                                     To administer the claim and appeal procedures provided in Section 4.4 hereof;

(j)                                    To review any domestic relations orders or medical child support orders seeking to obtain funds from this Plan to determine if such orders are qualified and if they are applicable to this Plan;

(k)                                 To assist any Participant by explaining his rights, benefits or elections under this Plan;

(l)                                     To develop record retention and security policies to preserve the Plan’s records and keep them secure;

(m)                             To develop and approve the form of notice and any related release provided to a Participant in connection with or whose execution is a condition to eligibility to receive a benefit under this Plan;

(n)                                 To approve any verifications in the forms of notice or release to be acceptable in the sole discretion of the Plan administrator;

(o)                                 To retain legal counsel to advise on the Plan’s operation;

(p)                                 To determine if special circumstances require the extension of the period during which the Administrator must respond to a Participant’s claim or appeal;

(q)                                 To draft all communications with Participants regarding information needed for claims and appeals and regarding extension of deadlines; and

(r)                                    To determine if any Participant’s Separation Benefit shall be reduced to zero because the Administrator has interpreted such Participant’s separate agreement with the Company as providing a Parachute Payment under Code section 280G(b)(2) and has determined that a Change in Control has occurred that will potentially trigger such separate agreement’s benefit payment;

(s)                                   To determine any and all benefit reductions or offsets to any Separation Benefit and the nature of any other payments due to a Participant independently of or separate from this Plan; and

(t)                                    To determine whether each individual Participant is a Part-Time Employee, a full-time hourly employee or a full-time exempt employee, Director level, management or Vice President level or higher, and to determine and calculate the amount of each Employee’s Week of Pay.

4.3                               Administrator Liability

The Administrator shall use ordinary care and diligence in the performance of its duties, but will not be personally liable by virtue of any contract, agreement, or other instrument made or executed as Administrator, nor for any mistake of judgment made by the Administrator or by any delegate, nor for any loss unless resulting from willful misconduct or failure to exercise good faith.  The Administrator will not be liable for the neglect, omission, or wrongdoing of any of the agents or counsel of the Administrator.  The Company shall indemnify the Administrator against, and hold the Administrator harmless from any and all expenses and liabilities arising out of, any act or omission to act as Administrator, except such liabilities and expenses as are due to willful misconduct or failure to exercise good faith.

4.4                               Claim Procedure

In the event any individual desires to know whether his relationship with the Company or the Woodlands Hospitality satisfies the requirements to be treated as an Employee as defined under Section 1.5, the individual should file a claim requesting a determination of his eligibility under the Plan with the Administrator in accordance with this Section 4.4.  All claims for benefits under the Plan or related to determination of status as an Employee under the Plan, shall be submitted in writing to:

Human Resources
Howard Hughes Management Co., LLC
13355 Noel Road, 22nd Floor
Dallas, Texas 75240

Under normal circumstances, the Administrator shall process a claim and approve or deny the claim within 90 days of the date that the claim is received by the Administrator.

The Administrator retains the authority to unilaterally extend the initial 90-day claims determination period by a period not to exceed an additional 90 days, if the Administrator determines that special circumstances exist requiring additional time for processing the claim.  If the initial claims determination period is extended by the unilateral action of the Administrator, the Administrator shall, prior to the expiration of the initial 90-day claims determination period, notify the claimant in writing of the extension.  The written notice of extension shall identify the special circumstances necessitating the extension and provide the anticipated date for the final decision.

The Administrator shall notify the claimant of any claims denial in writing.  The notification must be calculated to be understood by the claimant and will include: the specific reasons for the denial; the Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; any deadline for filing an appeal and a description of the Plan’s review procedures and time limits, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

If a claimant’s claim for benefits is denied (in whole or in part), he or she is entitled to a full and fair review of that denial.  The claimant must appeal the benefit claim denial within 60 days from the date the claimant received any adverse claim determination.  If the claimant does not file an appeal within 60 days of his or her receipt of the adverse claim determination, such denial becomes final.  The claimant shall be afforded an opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the reviewing fiduciary.  In addition, the claimant shall be entitled to receive upon request and free of charge reasonable access to and copies of all information relevant to the claim.  For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations.

The Administrator must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.  The claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial.  The Administrator may schedule any meeting with the claimant or his representative that it finds necessary or appropriate to complete its review.

If a timely request is made, the Administrator shall notify the claimant of the determination upon review within 60 days after receipt of the request for review (without regard to whether all the information necessary to make the benefit determination accompanies the filing).  The Administrator retains the authority to unilaterally extend the initial 60-day review period by a period not to exceed an additional 60 days, if the Administrator determines that special circumstances exist requiring additional time for reviewing the claim.  If the initial review period is extended by the unilateral action of the Administrator, the Administrator shall, prior to the expiration of the initial 60 day review period, notify the claimant in writing of the extension.  The written notice of extension shall identify the special circumstances necessitating the extension and provide the anticipated date by which the Plan expects to render the determination on review.

Upon completing its review of the benefit claim denial within the relevant appeals determination period, the Administrator shall provide the claimant with a written notice of its benefit determination.  The notice shall set forth the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and deadline for filing an action in court under the Plan’s terms, and a statement of the claimant’s right to bring an action under ERISA section 502(a).  If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.

4.5                               Limitation on Filing Complaint in Court

In the event a Participant has exhausted the administrative appeals under Section 4.4 above and the Participant disagrees with the Administrator’s decision on his claim, the Participant must file a complaint in federal district court related to his claim no later than 180 days following the Participant’s exhaustion or deemed exhaustion of his claim and appeal rights under Section 4.4 above. Any complaint filed after such period shall be deemed to have failed to follow the Plan and to be barred by this Section 4.5.

Article 5
General Provisions

5.1                               Plan Amendment and Termination

HHMC may amend or terminate the Plan in whole or in part at any time.  Such amendments may include any remedial retroactive changes to comply with the requirements of any law or regulation issued by any government agency to which the Company is subject.  HHMC may delegate its authority to amend the Plan at any time, in its sole discretion.

5.2                               Funding

The Plan shall be unfunded, and Separation Benefits shall be paid from the general assets of the Company.

5.3                               Benefit Plan Application

Separation Benefits shall not be considered as compensation or service under any employee benefit plan or program and shall not be counted toward Years of Service under this Plan.  Separation Benefits may not be deferred into any cash or deferred arrangement.

5.4                               Provision Against Anticipation

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, or other legal process, and any attempt to do so shall be void.

5.5                               Employment Status

Nothing contained in the Plan will be deemed to give any Employee the right to be retained in, or recalled to, the employ of the Company or to interfere with the rights of the Company to discharge any Employee at any time.

5.6                               Facility of Payment

If any Employee is physically or mentally incapable of giving a valid receipt for any payment due and no legal representative has been appointed for such Employee, the Administrator may make such payment to the Employee’s legal guardian or guardian of his or her estate, or any person or institution responsible for maintaining such Employee and the release of such person or institution will be a valid and complete discharge for such payment.  Any final payment or distribution to any Employee or the legal representative of the Employee in accordance with the provisions herein will be in full satisfaction of all claims against the Plan, the Administrator, and the Company arising under or by virtue of the Plan.

5.7                               Construction

The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Texas.  If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

5.8                               Legal Actions

No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the deadline for filing appeal of the claim denial if no appeal is made).

5.9                               Compliance With Code Section 409A

Notwithstanding anything contained in the Plan to the contrary, the Employee’s rights under this Plan with respect to any amount payable hereunder that, if paid, would not be exempt from the requirements of Code section 409A (such amount, a “Non-Exempt Amount”) and the provisions of this Plan relating to such Non-Exempt Amount will be deemed modified in order to comply with the requirements of Code section 409A to the extent determined by the Administrator.

APPENDIX A

LIST OF ENTITIES DEFINED AS THE COMPANY
(AS OF August 11, 2017)

1.                                      Howard Hughes Management Co., LLC

APPENDIX B

WOODLANDS HOSPITALITY SEPARATION BENEFIT

A Woodlands Hospitality Employee’s Separation Benefit following a Woodlands Hospitality Separation Event shall be determined as follows:

(i)                  A Woodlands Hospitality Employee who is at a Vice President level or higher as of the Woodlands Hospitality Separation Event will receive: (A) 12 Weeks of Pay, plus (B) 2 Weeks of Pay for each Year of Service counting up to 10 Years of Service. The maximum amount of Woodlands Hospitality Separation Benefit shall be limited to 32 Weeks of Pay for a person described in (i).

(ii)               A Woodlands Hospitality Employee who is at a Director level or higher, including Area Directors, but below the level in (i) above as of the date of the Woodlands Hospitality Separation Event shall receive: (A) 8 Weeks of Pay, plus (B) 1 Week of Pay for each Year of Service counting up to 10 Years of Service. The maximum amount of Woodlands Hospitality Separation Benefit shall be 18 Weeks of Pay for a person described in (ii).

(iii)            A Woodlands Hospitality Employee who is in an exempt management level or higher but below the level in (i) or (ii) above as of the date of the Woodlands Hospitality Separation Event shall receive: (A) 4 Weeks of Pay, plus (B) 1 Week of Pay for each Year of Service counting up to a maximum of 8 Years of Service. The maximum amount of Woodlands Hospitality Separation Benefit shall be 12 Weeks of Pay for a person described in (iii).

(iv)           A Woodlands Hospitality Employee who is in a full-time exempt or non-exempt Employee level who is not described in (i), (ii) or (iii) above as of the date of the Woodlands Hospitality Separation Event shall receive: (A) 2 Weeks of Pay, plus (B) 1 Week of Pay for each Year of Service counting up to 6 Years of Service. The maximum amount of Woodlands Hospitality Separation Benefit shall be 8 Weeks of Pay for a person described in (iv).

(v)              A part-time Woodlands Hospitality Employee will not be eligible to receive any Woodlands Hospitality Separation Benefit.

In no event shall any Participant who was a Woodlands Hospitality Employee who incurred a Woodlands Hospitality Separation Event be paid a Woodlands Hospitality Separation Benefit in excess of the number of Weeks of Pay specified for his level of employment at the Woodlands Hospitality Separation Event as specified above.